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                                                                      Exhibit 24



                      CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in the registration statements of Nobel Education Dynamics, Inc. (formerly The Rocking Horse Child Care Centers of America, Inc.) and subsidiaries on Form S-3 (File No. 33-73496) and Forms S-8 (File Nos. 33-21859 and 33-44888) of our report, dated February 21, 1995, except for Note 16, as to which the date is March 10, 1995 on our audits of the consolidated financial statements of Nobel Education Dynamics, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.











2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 30, 1995